Exhibit 10.31

THIS DOCUMENT HAS BEEN REDACTED. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS OF THE TYPE THAT YOU TREAT AS PRIVATE, PROPRIETARY, OR CONFIDENTIAL AND IS OTHERWISE SENSITIVE TO THE CONDUCT OF BUSINESS.

**COLLABORATION AGREEMENT**

This **COLLABORATION AGREEMENT** (together with the Exhibits hereto, this "CA"), is made as of this 4th day of December 2020 (the "Effective Date"), by and between [redacted] a [redacted] and Houston Mechatronics, Inc., a Texas corporation ("HMI"). [redacted] and HMI are sometimes referred to herein as a "Party" or collectively as the "Parties."

**W I T N E S S E T H:**

**WHEREAS,** [redacted] is a leading information technology, engineering, and science solutions and services company that solves challenges in worldwide markets and develops technologies that improve mission performance of unmanned sea and underwater vehicles and make operating them safer and more efficient for customers worldwide;

**WHEREAS,** HMI develops an ecosystem of cloud-based subsea robots, software, and subsea services delivered in a modern business model to the offshore industry, including its flagship product Aquanaut; and

**WHEREAS,** [redacted] was the prime contractor for the [redacted] and HMI was a subcontractor to [redacted] and

**WHEREAS,** HMI is already developing a variety of technologies, software, and other solutions under the [redacted], including but not limited to technologies, software, and solutions related to HMI's Aquanaut and associated autonomous operation, machine learning and perception, robotic manipulation, maneuvering and propulsion, power and energy, and communication; and

**WHEREAS,** the Parties are pursuing an award of additional [redacted] contracts via [redacted] that may include upgraded software, subsystems, sensors, and technology developed and/or procured under the [redacted] (all phases of [redacted] collectively known herein as [redacted]");

**WHEREAS,** HMI desires to collaborate with [redacted] on designing and building a modified Aquanaut vehicle that is compatible with the software, subsystems, sensors and technologies being developed under the [redacted] so that [redacted] will have an operational modified Aquanaut on which the [redacted] and other components can be installed and demonstrated to and used with [redacted] Customers;

**NOW THEREFORE,** in consideration of the premises and mutual covenants contained in this CA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

## ARTICLE I
## DEFINITIONS

Section 1.01 Definitions. The following terms as used in this CA shall have the following meanings:

"Affiliate" means, as to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, "Control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

"Applicable Law" means, with respect to any Person, any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Entity applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

"Background Intellectual Property Rights" means all Intellectual Property Rights used, disclosed or delivered in performance of this CA that are: (a) developed, authored, invented, or controlled by either Party or its employee(s), consultant(s) or other agent(s) prior to, or on, the Effective Date of this CA; or (b) developed, authored, invented, or controlled by either Party or its employee(s), consultant(s) or other agent(s) after the Effective Date of this CA but not in performance of this CA. This definition includes Intellectual Property Rights acquired from another Person in performance of this CA. "Background Intellectual Property Rights" includes all Intellectual Property Rights either Party acquired under the [redacted]

"Business Day" means a day on which banks are open for business (other than a Saturday or Sunday) in the Commonwealth of Virginia.

"Confidential Information" means, as to any Person, any secret, confidential or proprietary information possessed by such Person, including trade secrets, Customer lists, details of client or consultant contracts, current and anticipated Customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software (including object code, executable code and source code), data and documentation, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans, future business plans, licensing strategies, and information regarding Customers, executives and independent contractors. The terms and conditions of this CA constitute Confidential Information of each Party.

"Customers" means all current, potential and future customers, teammates, prime contractors and subcontractors of [redacted] or HMI.

"Derivative Work" means any update, upgrade, revision, adaptation or enhancement made to a Party's Background Intellectual Property Rights.

"Focus Domain" means the federal defense and intelligence community markets in the U.S and all foreign countries.

"Foreground Intellectual Property Rights" means all Intellectual Property Rights developed, authored or invented exclusively by a Party's employee(s), consultant(s) or other agent(s) in performance of this CA. For the sake of clarity, all Intellectual Property Rights developed, authored, or invented by a Party's employee(s), consultant(s), or other agents under the [redacted] are not Foreground Intellectual Property Rights.

[redacted] shall have the meaning given in the recitals.

[redacted] shall have the meaning given in the recitals.

[redacted] shall have the meaning given in the recitals.

"Governmental Entity" means any foreign, domestic, federal, territorial, state or local governmental authority, instrumentality, court or government, commission, tribunal or governmental organization, any international treaty organization, including the North Atlantic Treaty Organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

"HMI Background Intellectual Property Rights" includes, but is not necessarily limited to, those Background Intellectual Property Rights described in Exhibit C.

"Integrated Systems" means all of the internal and external systems that provide the Modified Vehicle with its functional capabilities. The Integrated Systems are further described in **Exhibit A: (Technology Description)**.

"Intellectual Property Rights" or "IPR" means technical data, designs or solutions, drawings, diagrams, protocols, schematics, apparatuses, hardware, tools, products, devices, descriptions, methods, techniques, processes, formulae, specifications, procedures, methods and results, models, algorithms, software, software code (in any form including source code and object code or executable code), user interfaces, database rights, concepts, research, experimental work, prototypes, trade secrets, ideas, know-how, inventions, invention disclosures, patents, patent applications, copyrights, Confidential Information or proprietary information, mask works rights, registered and unregistered design rights, trademarks, service marks, trade names and any other forms of technology.

[redacted] Background Intellectual Property Rights" includes, but is not necessarily limited to, those Background Intellectual Property Rights described in Exhibit D.

"Modified Vehicle" means a new unmanned underwater vehicle based on HMI's Aquanaut vehicle but repurposed for the defense and intelligence community [redacted] mission area. The Modified Vehicle is further described in **Exhibit A: (Technology Description),** and will include HMI Background Intellectual Property Rights, [redacted] Background Intellectual Property Rights and Foreground Intellectual Property Rights.

"Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Governmental Entity.

"Project" means the research and development project being performed by the Parties under this CA to develop the Modified Vehicle and Integrated Systems.

"Roadmap Plan" means the product roadmap plan set forth as **Exhibit B (Product Roadmap Plan)**.

## ARTICLE II
## OBJECTIVE AND DEVELOPMENT PLAN

Section 2.01 General. [redacted] and HMI will collaborate on the design, integration, and assembly of a Modified Vehicle and Integrated Systems, which may also include developing and/or implementing new hardware and software interfaces designed to receive, and be compatible with, the [redacted] Both Parties agree to develop the Modified Vehicle with the Integrated Systems in accordance with the terms of, and based on the requirements set forth in this CA, the Technology Description and the Roadmap Plan, as may be amended in accordance with Section 2.04.

Section 2.02 Manner of Performance. [redacted] and HMI will develop the Roadmap Plan that will serve as a framework for aligning internal and contracted research and development and product development efforts with major product objectives and milestones of both Parties. Each Party shall perform its obligations hereunder in a professional manner, with reasonable skill, care and diligence and in a timely manner, in an effort to satisfy the time frames set forth in this CA and the Roadmap Plan. Each Party shall promptly notify the other upon becoming aware of any circumstances that could reasonably jeopardize such timely and successful performance. Without limiting the generality of the foregoing, each Party shall ensure that its obligations hereunder are performed by personnel possessing the professional skills, experience, qualifications and knowledge sufficient to perform their assigned tasks.

Section 2.03 Subcontracting. For the avoidance of doubt, each Party is solely responsible for the performance of its subcontractors, including to ensure that such subcontractors comply with the terms of this CA.

Section 2.04 Change Process. Each Party acknowledges that the scope of the Technology Description or Roadmap Plan may require modification from time to time to meet changing requirements, and each Party agrees to use the change order process set forth in this Section 2.04 for requesting and implementing any changes to the Technology Description or Roadmap Plan. The Parties agree to discuss in advance any proposed changes to the Technology or Roadmap Plan (including any changes to subcontractors identified therein) to determine its

desirability and its impact on the cost and schedule of the Roadmap Plan. The Parties agree to refrain from making any such change until it has been discussed and mutually approved in writing by both Parties. For any approved change to the Technology Description and/or Roadmap Plan, Exhibits A and/or B shall be deemed automatically modified to include the revised terms agreed in writing by both Parties without any further action required by the Parties.

**ARTICLE III**
**RELATIONSHIP MANAGEMENT**

Section 3.01 Status Review Meetings. During the Term of this CA, the Parties shall hold monthly status meetings, as further set forth in the Roadmap Plan, to monitor, review and discuss the progress of the Roadmap Plan and determine whether the Modified Vehicle with the Integrated Systems is viable as a Customer offering and has commercial value. The Parties will also consider potential opportunities in the Focus Domain in which Customer requirements may intersect with the objectives of the CA. Each Party shall bear its own expenses for its representatives attending and participating in such meetings.

Section 3.02 Marketing. [redacted] will use commercially reasonable efforts at its own expense to promote the sale and distribution of the Modified Vehicle with the Integrated Systems in the Focus Domain including undertaking promotional campaigns and canvasing prospective Customers to stimulate the sales of Modified Vehicle with the Integrated Systems. HMI will provide [redacted] with such marketing and technical assistance at no cost as [redacted] may in its reasonable discretion consider necessary to assist with the promotion and sale of the Modified Vehicle with the Integrated Systems. During performance of the CA and Roadmap Plan, but only if the Parties mutually agree that a viable offering exists to sell to Customers, the Parties may further negotiate in good faith: (i) a joint marketing plan to address activities related to marketing, manufacturing, support, distribution and sale of the Modified Vehicle with the Integrated Systems, including pursuing contracts with Customers; and/or (ii) the terms and conditions of a supply agreement identifying the entity that shall manufacture or have manufactured and supply the Modified Vehicle and the Integrated Systems.

Section 3.03 Teaming Agreements. If a prospective Customer in the Focus Domain issues a request for proposal or other indication of interest with respect to the procurement of the Modified Vehicle and Integrated Systems or substantially similar offering, including any supporting or derivative technology (i.e. charging stations, related development contracts, etc.), [redacted] and HMI will negotiate in good faith to agree upon a mutually acceptable teaming arrangement or joint venture for the purpose of submitting a proposal in response thereto. Unless otherwise agreed, each Party would bear its own bid and proposal costs.

Section 3.04 Relationship and Responsibilities of the Parties.

(a) HMI shall have no authority to assume, incur or create any liability or obligation on behalf of [redacted] or to bind [redacted] in any respect. HMI shall act at all times as an independent entity, and not as a partner, joint venturer, agent or employee of [redacted]. HMI and its agents and employees shall not be entitled to any benefits, privileges or compensation given or extended by [redacted] to [redacted] employees. All agents and

employees of HMI shall be deemed to be HMI's agents and employees exclusively, and the entire management, direction, and control thereof shall be vested exclusively in HMI.

(b) [redacted] shall have no authority to assume, incur or create any liability or obligation on behalf of HMI or to bind HMI in any respect. [redacted] shall act at all times as an independent entity, and not as a partner, joint venturer, agent or employee of HMI. [redacted] and its agents and employees shall not be entitled to any benefits, privileges or compensation given or extended by HMI to HMI's employees. All agents and employees of [redacted] shall be deemed to be [redacted] agents and employees exclusively, and the entire management, direction, and control thereof shall be vested exclusively in [redacted]

(c) [redacted] and HMI may also pursue their respective business interests in the Focus Domain in areas outside the scope of this CA that do not compete or conflict with or negatively impact the exclusivity provisions of this CA. The Parties acknowledge and agree that performance under any contract with a Governmental Entity, including the [redacted], and any subsequent follow on contracts, modifications, or revisions, is permitted.

(d) In exchange for [redacted] ownership rights in the Modified Vehicle and Integrated Systems (but excluding ownership of HMI Background Intellectual Property Rights and the HMI Foreground Intellectual Property Rights therein), and the Intellectual Property Rights granted by HMI below, [redacted] will:

(i) Pay all costs and expenses, including internal research and development costs, incurred by [redacted] and HMI associated with the development of the Foreground Intellectual Property Rights for the Modified Vehicle and Integrated Systems and developing and/or implementing new hardware and software interfaces designed to receive, and be compatible with, any required HMI Background Intellectual Property Rights and [redacted] Background Intellectual Property Rights ("Development Costs"). The Parties estimate that the Development Costs will be approximately [redacted] [redacted] would fund the Development Costs in advance by paying to HMI [redacted] in December 2020.

(ii) Pay all costs and expenses as incurred by [redacted] and HMI associated with the manufacture of a single Modified Vehicle and Integrated Systems ("Manufacturing Costs") up to an amount equal to [redacted] less the actual amount of the Development Costs. The Parties estimate that Manufacturing Costs will be approximately [redacted]. No Manufacturing Costs will be incurred unless and until Leidos is awarded the Phase II contract of the [redacted].

To the extent that the aggregate amount of Development Costs and Manufacturing Costs exceed [redacted] (for one Modified Vehicle with the Integrated Systems), such excess costs, not to exceed [redacted], will be borne by HMI. If the cumulative total of the Development Costs and Manufacturing Costs (including those funded by HMI directly) reach [redacted] of the [redacted]

[redacted] the Parties shall meet and confer in good faith to address any expected remaining costs to be incurred and how to handle any expenses (if any) if the Project costs exceed [redacted]

(e) [redacted] shall not sell, lease, or otherwise commercialize any Modified Vehicle with the Integrated Systems to Customers unless and until [redacted] and HMI have agreed to a reasonable royalty to be paid by [redacted] to HMI for a license to use the HMI Background Intellectual Property Rights and HMI Foreground Intellectual Property Rights, or a similar arrangement is formed between the Parties. [redacted]s and HMI will negotiate in good faith the terms and conditions of a mutually acceptable royalty agreement.

(f) Any agreement between the Parties as described in Section 3.04(e) shall include the terms and conditions under which HMI will (i) provide [redacted] Customers with technical support and maintenance on the Modified Vehicle with the Integrated Systems; and (ii) designate maintenance and support personnel to train [redacted] support personnel in providing maintenance and support services to Customers of the Modified Vehicle with the Integrated Systems.

(g) HMI shall negotiate and sign a reasonable third party escrow agreement ("Escrow Agreement") with [redacted] within (45) forty-five days of the effective date of the CA, or as otherwise determined mutually by the Parties, with the escrow agent exclusively chosen by [redacted]. Unless specifically provided otherwise in the Escrow Agreement, [redacted] will pay the costs for escrow and HMI shall deposit into the escrow account within (30) thirty days of the effective date of the Escrow Agreement the technical designs and computer software source code required for [redacted] or a third party to support and maintain or make or have made the Modified Vehicle with the Integrated Systems. HMI shall update the deposit with the escrow agent each time updates or upgrades become available. The deposit shall be released to [redacted] in the event that HMI ceases to operate as an ongoing concern, or any other release condition negotiated in the escrow agreement. [redacted] rights to utilize the materials released from escrow shall be limited to those necessary to exercise the rights granted to [redacted] hereunder.

## ARTICLE IV
## INTELLECTUAL PROPERTY RIGHTS OWNERSHIP AND LICENSES

Section 4.01 Intellectual Property Rights Ownership.

(a) Background Intellectual Property Rights. The Parties acknowledge and agree that HMI shall continue to own all right, title and interest (including without limitation all Intellectual Property Rights) in and to HMI's Background Intellectual Property Rights, and [redacted] shall continue to own all right, title and interest (including without limitation all Intellectual Property Rights) in and to [redacted] Background Intellectual Property Rights.

(b) Ownership of Foreground Intellectual Property Rights. The Parties acknowledge and agree that [redacted] shall own all right, title and interest (including without limitation all Intellectual Property Rights) in and to all Foreground Intellectual Property Rights developed in performance of this CA through the Development Costs and Manufacturing Costs [redacted] HMI hereby assigns, conveys and transfers to [redacted] without any further consideration all right, title and interest it has in the [redacted], and upon request shall execute any required papers and furnish all reasonable assistance to [redacted] to vest all right, title and interest in such [redacted] in [redacted] Any Foreground Intellectual Property Rights developed in performance of this CA and funded by HMI shall be owned by HMI, but only to the extent that HMI pays any Development and Manufacturing Costs under this CA in addition to the [redacted] (or other amount) in Development and Manufacturing Costs funded by [redacted]

(d) Derivative Works. The Parties acknowledge and agree that HMI shall own all right, title and interest (including without limitation all Intellectual Property Rights) in and to Derivative Works in HMI Background Intellectual Property Rights, and Leidos shall own all right, title and interest (including without limitation Intellectual Property Rights) in and to Derivative Works in [redacted] Background Intellectual Property Rights.

Section 4.02 [redacted] Exclusive Licensing Rights. Subject to full payment by [redacted] to HMI under Section 3.04(d), and upon HMI and [redacted] finalizing the royalty agreement under Section 3.04(e), HMI grants to [redacted] and its Affiliates an exclusive, paid-up (but subject to the future royalties for future commercialization), perpetual, worldwide license to use, reproduce, modify and distribute (including the specifications for the Integrated Systems), make, have made, import, sell and offer for sale HMI's Background IPR, HMI's Foreground IPR and HMI's Derivative Works as delivered in the Modified Vehicle and Integrated Systems to perform the CA and the Project, to operate and demonstrate the Modified Vehicle and Integrated Systems with Customers, to satisfy any contractual requirement under the [redacted] and with all other Customers under any additional contract in the Focus Domain to which [redacted] is a party. HMI shall not grant any of the foregoing Intellectual Property Rights to another Person for use in the Focus Domain without [redacted] prior written consent. The exclusivity provisions, and the restrictions on HMI not granting Intellectual Property Rights to another Person do not apply to HMI's performance of contracts as a teammate of [redacted] with Government Entities (for example, HMI's performance of contracts under the [redacted] as a subcontractor to [redacted]. HMI also retains its rights to commercialize its Background IPR in all domains as manifested in the HMI Aquanaut.

Section 4.03 Exception. [redacted] exclusive licensing rights in Section 4.02 will automatically and immediately vest in [redacted] in the event that HMI ceases to operate as a business or files for bankruptcy and can no longer perform its obligations under this CA prior to [redacted] satisfying the requirements of Section 3.04(d) and (e).

Section 4.04 HMI's Licensing Rights. HMI shall use [redacted] Intellectual Property rights under this CA only to develop and manufacture the Modified Vehicle and Integrated

Systems and for no other purpose. HMI shall obtain [redacted] prior written consent before using [redacted] Intellectual Property Rights under this CA for any other purpose.

**ARTICLE V**
**REPRESENTATIONS AND WARRANTIES**

Section 5.01 Representations and Warranties of [redacted]. [redacted] represents, warrants and covenants that [redacted] has all requisite corporate power and authority to execute, deliver and perform this CA.

Section 5.02 Representations and Warranties of HMI. HMI represents, warrants and covenants that:

(a) HMI has all requisite corporate power and authority to execute, deliver and perform this CA; and

(b) HMI owns or controls all intellectual property rights in the Aquanaut Vehicle, including the Background Intellectual Property Rights, necessary to grant the licenses and rights to [redacted] herein.

Section 5.03 Warranty Disclaimer. THE EXPRESS WARRANTIES SET FORTH IN THIS CA ARE IN LIEU OF ALL OTHER WARRANTIES, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY: (A) IMPLIED WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE. NEITHER PARTY AUTHORIZES THE OTHER PARTY OR ANY THIRD PARTY TO MAKE ANY REPRESENTATIONS OR WARRANTY OF ANY KIND ON ITS BEHALF WITHOUT ITS EXPRESS WRITTEN CONSENT, AND NEITHER PARTY SHOULD RELY ON ANYONE MAKING SUCH STATEMENTS.

Section 5.04 Limitations of Liability. EXCEPT FOR THE INFRINGEMENT INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE VIII HEREOF OR MISAPPROPRIATION OR MISUSE OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION, THE TOTAL LIABILITY OF EITHER PARTY AND ITS AFFILIATES, INCLUDING THEIR SUBCONTRACTORS OR SUPPLIERS, ON ANY CLAIM, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING GROSS NEGLIGENCE) OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY AGREEMENT RESULTING FROM THIS AGREEMENT OR FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT OR USE OF THE MODIFIED VEHICLE WITH THE INTEGRATED SYSTEMS, ANY PRODUCT OR THE FURNISHING OF ANY SERVICE, SHALL NOT EXCEED [redacted] OR THE PRICE ALLOCABLE TO THE PRODUCT OR SERVICE WHICH GIVES RISE TO THE CLAIM, WHICHEVER IS LESS. NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL,

CONSEQUENTIAL OR EXEMPLARY DAMAGES (EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS CA. EACH PARTY ACKNOWLEDGES THAT THIS SECTION 5.04 REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS CA.

Section 5.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS CA OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS CA, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

**ARTICLE VI**
**CONFIDENTIALITY**

Section 6.01 General Obligations. Neither Party will disclose the Term Sheet or CA to any person other than their respective officers, directors, attorneys and accountants. In addition, this Term Sheet, CA and all confidential and proprietary information disclosed by the Parties shall be subject to the terms of the certain Non-Disclosure Agreement dated November 2, 2018 between the Parties, which shall remain in full force and effect in accordance with its terms.

Section 6.02 Disclosure to Governmental Entities. Notwithstanding any provision of this Article VI to the contrary, either Party may disclose to any Governmental Entity any Intellectual Property Rights or any physical embodiments or evidence thereof, or any Confidential Information of either Party, to the extent such disclosure is necessary or appropriate, in a Party's reasonable judgment, in connection with such Party's performance of the CA or an evaluation or demonstration of the Modified Vehicle with the Integrated Systems; provided, however, that the disclosing Party shall be required to designate any such Confidential Information disclosed pursuant to this Section 6.02 as "proprietary" or with other appropriate governmental legends.

Section 6.03 Disclosure for Intellectual Property Filings. Either Party may also disclose any of its own Intellectual Property Rights to the intellectual property office of Governmental Entities necessary or appropriate to seek intellectual property protection for such Intellectual Property Rights.

**ARTICLE VII**
**TERM AND TERMINATION**

Section 7.01 Term. The term of this CA (the "Term") shall commence upon the Effective Date and shall remain in effect for two (2) years thereafter unless terminated pursuant to Section 7.02 or 7.03.

Section 7.02 Termination by [redacted] This CA and the licensed rights granted hereunder may be terminated by [redacted]

(a) effective upon thirty (30) days prior written notice to HMI that neither [redacted] nor any Affiliate or sublicensee of [redacted] is exercising any of the rights granted in this CA or that meeting the objectives of this CA is no longer possible or practicable;

(b) if HMI is in material breach or default of any term or provision of this CA, [redacted] may give written notice to HMI specifying the nature and extent of the default, and HMI shall have thirty (30) days thereafter to cure the default. If the default is not cured to [redacted] reasonable satisfaction within the 30-day period, [redacted] may, by written notice, declare this CA terminated; or

(c) if [redacted] is not awarded the Phase II contract of the [redacted]

Section 7.03 Termination by HMI. This CA and the licensed rights granted hereunder may be terminated by HMI:

(a) if [redacted] is in material breach or default of any term or provision of this CA, HMI may give written notice to [redacted] specifying the nature and extent of the default, and [redacted] shall have thirty (30) days thereafter to cure the default. If the default is not cured to HMI's reasonable satisfaction within the 30-day period, HMI may, by written notice, declare this CA terminated; or

(b) if [redacted] is not awarded the Phase II contract of the [redacted]

Section 7.04 Effect of Termination. In the event of the termination of this CA, this CA shall forthwith be terminated and have no further force or effect, except (a) that the following provisions shall survive: Article IV (Intellectual Property Rights Ownership and Licenses), Section 5.04 (Limitation of Liability), Article VI (Confidentiality), Section 7.04 (Effect of Termination), Article VIII (Indemnification) and Article IX (Miscellaneous), and (b) that any and all claims arising prior to such termination shall survive such termination.

**ARTICLE VIII**
**INFRINGEMENT INDEMNIFICATION**

Section 8.01 HMI Infringement Indemnification. HMI will defend, indemnify, and hold harmless [redacted], its officers, directors, employees, consultants, agents, Affiliates, successors, permitted assigns and Customers from and against all losses, costs, claims, causes of action, damages, liabilities, and expenses, including reasonable attorney's fees, all expenses of litigation and/or settlement, and court costs, arising out of any action by a third party that is based upon a claim that HMI's Background IPR and Derivative Works under the CA infringe or otherwise violate U.S. based Intellectual Property Rights of any Person.

Section 8.02 [redacted] Infringement Indemnification. [redacted] will defend, indemnify, and hold harmless HMI, its officers, directors, employees, consultants, agents, Affiliates, successors, permitted assigns and Customers from and against all losses, costs, claims, causes of action, damages, liabilities, and expenses, including reasonable attorney's fees, all expenses of litigation and/or settlement, and court costs, arising out of any action by a third party that is based upon a claim that [redacted] Background IPR and Derivative Works under the CA infringe or otherwise violate U.S. based Intellectual Property Rights of any Person.

Section 8.03 Procedures. If either Party (as the "Licensor") believes that its IPR are or will become the subject of an infringement claim, or in the event that use of the Licensor's IPR is enjoined, the Licensor, at its own expense and discretion, may either: (a) obtain the right for the other Party (as the "Licensee") to continue using the IPR; or (b) modify the IPR to make them non-infringing while maintaining substantially similar functionality or content; or (c) replace the IPR with similar items that have substantially similar functionality or content. If none of such alternatives is commercially practicable determined exclusively by the Licensor, the infringing item shall be returned to the Licensor and the Licensor shall refund any royalties paid by the Licensee to the Licensor for using the Licensor's IPR.

Section 8.04 Exceptions. The Licensor shall have no obligation hereunder to defend, indemnify or hold harmless Licensee or to pay any damage, loss, liability, cost, or expense, including reasonable attorneys' fees, with respect to any claim, action or demand arising from: (i) combining the Licensor's item with other items, however acquired, not supplied by Licensor; (ii) alteration of the Licensor's item by anyone or any entity other than Licensor; (iii) continued infringing activity by Licensee after it has been notified of the infringement; (iv) failure of Licensee to use updated or modified items provided by Licensor; or (v) items developed by Licensor in accordance with written specifications or designs from Licensee or its Customer.

## ARTICLE IX
## MISCELLANEOUS

Section 9.01 Notices. All notices and other communications given or made pursuant to this CA shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next Business Day,(c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at

their address as set forth on the signature page, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 9.01.

Section 9.02 Exhibits. Any Exhibits to this CA are hereby incorporated into this CA as if set out in full in this CA.

Section 9.03 Assignment; Successors in Interest.

(a) HMI shall not assign or transfer any of its rights or obligations under this CA without the prior written consent of Leidos; provided that subject to Section 9.03(b), HMI shall be entitled to assign this CA in connection with the sale of all or substantially all of the assets of HMI; provided that any assignee agrees in a writing delivered to [redacted] to comply with the terms and conditions of this CA. [redacted] shall not assign or transfer any of its rights or obligations under this CA without the prior written consent of HMI; provided that subject to Section 9.03(b), [redacted] shall be entitled to assign this CA in connection with the sale of all or substantially all of the assets of [redacted] or with the sale of all or substantially all of the assets of the [redacted] business group performing this CA, the [redacted], and [redacted]; provided that any assignee agrees in a writing delivered to HMI to comply with the terms and conditions of this CA. Any assignment or transfer by either Party in violation of this Section 9.03 shall be void.

(b) The terms and conditions of this CA shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties.

Section 9.04 Construction. As used in this CA, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term "Party" when used in this CA means a party to this CA. The words "include," "includes" and "including" when used herein shall be deemed to be followed by the phrase "without limitation" unless such phrase otherwise appears. Unless the context otherwise requires, references in this CA to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this CA. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this CA refer to this CA in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word "either" or otherwise for the purpose of identifying mutually exclusive alternatives, the term "or" has the inclusive meaning represented by the phrase "and/or". Any deadline or time period set forth in this CA that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. With regard to each and every term and condition of this CA, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this CA.

Section 9.05 Titles and Subtitles. The titles and subtitles used in this CA are for convenience only and are not to be considered in construing or interpreting this CA.

Section 9.06 Governing Law. This CA shall be governed by the laws of the State of Delaware, without regards to its conflict of laws provisions.

Section 9.07 Dispute Resolution. It is the intent of the Parties that all disputes arising under this CA be resolved expeditiously, amicably, and at the level within each Party's organization that is most knowledgeable about the disputed issue. The Parties understand and agree that the procedures outlined in this Section are not intended to supplant the routine handling of inquiries and complaints through informal contact of the Parties. Accordingly, for purposes of the procedure set forth herein, a "dispute" is a disagreement that the Parties have been unable to resolve by the normal and routine channels ordinarily used for such matters, or a perceived default or breach by a Party. Before either Party seeks any remedies available at law, the Parties shall sequentially follow the procedures set forth below:

(a) The complaining Party's representative will notify the other Party's representative in writing of the dispute, and the other Party will exercise good faith efforts to resolve the matter as expeditiously as possible;

(b) If the dispute remains unresolved thirty (30) days after the delivery of the complaining Party's written notice, a senior representative of each Party shall meet or participate in a telephone conference call within ten (10) business days of a request for the meeting or conference call by either Party to resolve the dispute; and

(c) If the Parties are unable to reach a resolution of the dispute after following these procedures, or if either Party fails to participate when requested, then the Parties may pursue any remedies available at law or in equity.

Each Party will bear its own costs in respect of any disputes arising under this CA. The substantially prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 9.08 Compliance with Laws. In performing its obligations hereunder and any services and activities undertaken in connection therewith, each Party shall comply with all Applicable Law.

Section 9.09 Use of Name; Publicity. Neither Party shall issue any press release or public announcement or make any public disclosure (including promotional or marketing material) regarding the existence or terms and conditions of this CA without the prior written consent of the other Party; provided, however, that the foregoing will not prohibit any disclosure to the extent required by Applicable Law or the rules of any stock exchange where a Party's securities are traded.

Section 9.10 Expenses. Except as expressly set forth in this CA, each Party assumes full responsibility for all costs and expenses incurred in carrying out its obligations under this CA.

Section 9.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 9.12 Counterparts. This CA may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.13 Third Party Beneficiaries. Nothing expressed or implied in this CA is intended, or shall be construed, to confer upon or give any Person (including any client, Customer, sublicense, employee, partner or other representative of the Parties) other than the Parties, the indemnified parties (under Sections 8.01 and 8.02) and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this CA, or result in such Person being deemed a third party beneficiary of this CA. All provisions hereof shall be personal solely among the Parties to this CA.

Section 9.14 Entire Agreement. This CA (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

Section 9.15 Amendments; Waivers; Force Majeure.

(a) Any provision of this CA may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by each Party, and (ii) in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No delay or omission to exercise any right, power or remedy accruing to any Party under this CA, upon any breach or default of any other party under this CA, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this CA, or any waiver on the part of any Party of any provisions or conditions of this CA, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this CA or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

(c) The Parties understand and agree that in the event of an act of the government, or war conditions, or fire, flood, tornados, hurricanes, earthquakes or labor strike, pandemics (including COVID-19) and epidemics or acts of God that prevents the performance by either Party of the provisions of this CA, then such non-performance by that Party shall not be considered as grounds for breach of this CA and such non-performance shall be excluded while the conditions herein prevail and for (6) six months thereafter.

*[remainder of this page intentionally left blank; signature page follows]*

IN WITNESS WHEREOF, the Parties have caused this CA to be duly executed, as of the Effective Date above.

[redacted]

By: [redacted]

Name: [redacted]

Title: [redacted]

[redacted]

HOUSTON MECHATRONICS, INC.

By: [redacted]

Name: Nicolaus A. Radford

Title: President, CEO

HMI address for notices:

Houston Mechatronics, Inc.
17146 Feathercraft Lane, Suite 450,
Webster, TX 77598,
Attention: Nicolaus A. Radford
[redacted]